Exhibit 99.1

PRESS RELEASE Mellanox Technologies, Ltd.

Press/Media Contacts

Ashley Paula

Waggener Edstrom

+1-415-547-7024

apaula@waggeneredstrom.com

USA Investor Contact

Gwyn Lauber

Mellanox Technologies

+1-408-916-0012

gwyn@mellanox.com

Israel Investor Contact

Nava Ladin

Gelbart Kahana Investor Relations

+972-3-6074717

nava@gk-biz.com

Mellanox Announces Retirement of Michael Gray and Names Jacob Shulman as Chief Financial Officer in Planned Transition

Transition to be effective on November 5, 2012

SUNNYVALE, CA and YOKNEAM, ISRAEL — September 10, 2012 — Mellanox® Technologies, Ltd. (NASDAQ: MLNX; TASE: MLNX), a leading supplier of high-performance, end-to-end interconnect solutions for data center servers and storage systems, today announced that Michael Gray, the Company’s chief financial officer, will retire from his current position effective November 5, 2012. Mr. Gray has served as the Company’s chief financial officer since December 2004. Today, the Company also announced that its Board of Directors has appointed Jacob Shulman, Mellanox’s vice president of finance, as the Company’s new chief financial officer, effective November 5, 2012.

The transition process in the finance department from Mr. Gray to Mr. Shulman’s leadership will commence immediately, and Mr. Gray’s day-to-day employment with the Company will continue until February 4, 2013. Mr. Gray has no plans to join another company in a similar CFO capacity and intends to spend more time with his family in Oregon.

Mr. Shulman has more than 19 years of professional financial experience. In his current position, he has served as the Company’s vice president of finance since March 2012.  Mr. Shulman joined Mellanox in June 2007 as the Company’s corporate controller.  From 2005 to 2007, Mr. Shulman was corporate controller at Atrica, a telecom company that was purchased by Nokia Siemens. Prior to Atrica, Mr. Shulman spent seven years in senior finance positions, including controller and divisional CFO positions with Matav Cable Systems, Thyssenkrupp and Guava Technologies. Mr. Shulman’s background also includes five years of audit-related work with Ernst & Young LLP and Deloitte & Touche LLP.

Mellanox will hold a conference call Monday, September 10, 2012 at 8:30 a.m. Eastern Time to provide interested investors with an opportunity to meet Mr. Shulman. Investors should call in to the conference by dialing +1-877-831-3840 (US) or +1-253-237-1184 (international) approximately ten minutes prior to the start time on Monday, September 10, 2012. The Company also plans to make the conference call available via a live webcast on the investor relations section of the Mellanox website at http://ir.mellanox.com. First time participants should access the webcast 15 minutes prior to the start of the call to download and install any necessary audio software. A replay of the webcast will be available on the Mellanox website.

Messrs. Eyal Waldman, the Company’s chairman, president and CEO, Jacob Shulman and Michael Gray will conduct a non-deal road show in Boston, MA on September 20, 2012 and in New York, NY on September 21, 2012.

“On behalf of the Board of Directors, we wish Michael well on his upcoming retirement and thank him for eight years of outstanding service directing the finance and investor relations teams from their start-up stage, through the initial and additional public offerings, and to the market leadership position Mellanox maintains today,” said Eyal Waldman.  “In addition, I am pleased to congratulate Jacob on a well-earned promotion to CFO. I look forward to working with Jacob to continue Mellanox’s reputation for excellence in financial reporting,” Waldman further stated.

“I am very proud of the contributions and accomplishments we have made at Mellanox in the eight years I was privileged to serve as its CFO.  I am also extremely grateful for the support provided by the Board, the executive team, my immediate group, our employees and investors. Jacob is an excellent choice to lead the finance team through the Company’s next growth stages and I look forward to supporting him throughout this transition period,” said Michael Gray.

“I am honored to follow in Michael’s footsteps and proud to be appointed as Mellanox’s CFO,” said Jacob Shulman.  “I look forward to working closely with Eyal and the Board and leading the Company’s finance team in building additional success for our shareholders, customers and partners,” Shulman further stated.

About Mellanox

Mellanox Technologies is a leading supplier of end-to-end InfiniBand and Ethernet interconnect solutions and services for servers and storage. Mellanox interconnect solutions increase data center efficiency by providing the highest throughput and lowest latency, delivering data faster to applications and unlocking system performance capability. Mellanox offers a choice of fast interconnect products: adapters, switches, software and silicon that accelerate application runtime and maximize business results for a wide range of markets including high performance computing, enterprise data centers, Web 2.0, cloud, storage and financial services. More information is available at www.mellanox.com.

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Mellanox, BridgeX, ConnectX, CORE-Direct, InfiniBridge, InfiniHost, InfiniScale, PhyX, SwitchX, Virtual Protocol Interconnect and Voltaire are registered trademarks of Mellanox Technologies, Ltd. Connect-IB, FabricIT, MLNX-OS, ScalableHPC, Unbreakable-Link, UFM and Unified Fabric Manager are trademarks of Mellanox Technologies, Ltd. All other trademarks are property of their respective owners.